Exhibit 99.1
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PPL Reaches Agreement to Sell El Salvadoran Business

ALLENTOWN, Pa. (May 18, 2007) -- PPL Corporation (NYSE: PPL) announced Friday (5/18) that it has agreed to sell its controlling interest in an El Salvadoran electricity delivery business to Ashmore Energy International (AEI).
AEI has agreed to indirectly acquire PPL’s 86.4 percent interest in Distribuidora de Electricidad Del Sur, S.A. de C.V. (DelSur) for $180 million through a stock purchase agreement. The transaction is expected to close within 30 days.
DelSur, headquartered in San Salvador, has 291,000 customers in the central and southern regions of the country.
PPL said it expects to record a special after-tax earnings gain in the range of $88 million to $93 million, or 22 to 23 cents per share, on the sale in the second quarter of 2007.
Earlier this year, PPL announced its intention to sell all of its regulated electricity delivery businesses in Chile, El Salvador and Bolivia. In April, PPL reached an agreement regarding the sale of its Bolivian businesses to a group that was organized by the local management team and that includes employees there. The sale of the Bolivian businesses is expected to close early this summer.
“We are encouraged by the interest shown in our Latin American businesses,” said Rick L. Klingensmith, president of PPL Global, the company’s international subsidiary. “In fact, the response we are seeing demonstrates the value and quality of the local management teams and operations.”
PPL, through its financial advisor, J.P. Morgan Securities, Inc., is proceeding with the auction process for the Chilean business, by far the largest of the three Latin American businesses. The company expects the Chilean asset sale to be completed in 2007.
PPL expects that the sale of the combined Latin American portfolio will result in a special after-tax earnings gain for the company in 2007, inclusive of special after-tax charges recorded in the first quarter related to the sale of the businesses.
Overall, the three Latin American electricity delivery businesses serve 1.1 million customers and account for about 5 percent of PPL’s annual earnings.
PPL Global companies also provide electricity delivery services to 2.6 million customers in the United Kingdom. Klingensmith said PPL has no plans to sell these U.K. businesses, which accounted for about 25 percent of PPL’s annual earnings in 2006.
AEI owns and operates essential energy infrastructure assets in 14 countries in these business segments: power generation; power distribution; and natural gas transportation, distribution and services. In Central America in the Caribbean, AEI currently owns electric generation and distribution companies in Guatemala, Nicaragua, the Dominican Republic and Panama.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

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Certain statements contained in this news release, including statements with respect to future earnings impacts and business disposition, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: political, regulatory or economic developments and conditions in foreign countries; capital markets; disposition proceeds; and foreign exchange rates. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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